                             EXHIBIT 22

                  DEGEORGE FINANCIAL CORPORATION

                   SUBSIDIARIES OF THE COMPANY


DeGeorge Home Alliance, Inc.
Plymouth Capital Company, Inc.
Miles Homes International, Inc.
Patwil Homes, Inc.
DeGeorge Homes of Florida, Inc.
DeGeorge Custom Homes, Inc.
DeGeorge Homes of New England, Inc.
DeGeorge Sports, Inc.
DeGeorge, Inc.
DeGeorge Homes, Inc.
EndQuest Strategies, Inc.
DeGeorge Aviation, Inc.

                                       76